Exhibit 99.5

Deltek, Inc.

Offer to Purchase Common Stock

Pursuant to Subscription Rights

[            ], 2009

To Our Clients:

Enclosed for your consideration are a prospectus for the offering (the “Prospectus”), and “Instructions as to use of Deltek Rights Certificates” relating to the offering (the “Rights Offering”) by Deltek, Inc., a Delaware corporation (“Deltek”), of shares of its Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) being distributed to all holders of record of shares of Deltek’s common stock, par value $0.001 per share (the “Common Stock”) as of 5:00 p.m., New York City time, on April 14, 2009 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, Deltek is offering an aggregate of 20,000,000 shares of Common Stock, as described in the Prospectus.

The Rights will expire if not exercised prior to 5:00 p.m., New York City time, on [            ], 2009, unless the subscription period is extended in the sole discretion of Deltek (such date and time, including as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock carried by us in your account as of 5:00 p.m., New York City time, on the Record Date. Each Right entitles you to subscribe for 0.4522 shares of Common Stock (the “Basic Subscription Privilege”) at a subscription price (the “Subscription Price”) of $3.00 per share of Common Stock. For example, if you owned 100 shares of Common Stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 Rights and would have the right to purchase 45.22 shares of Common Stock (rounded down to 45 shares) for the Subscription Price.

If you exercise your Basic Subscription Privilege in full, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase any shares of Common Stock that remain unsubscribed for at the expiration of the Rights Offering. If holders exercise their Over-Subscription Privileges for more shares than are available to be purchased pursuant to the Over-Subscription Privileges, Deltek will allocate the shares of Common Stock to be issued pursuant to the exercise of Over-Subscription Privileges pro rata among holders who have exercised their Over-Subscription Privileges as described in the Prospectus. See “The Rights Offering — The Rights — Over-Subscription Privilege” in the Prospectus.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock that you wish to receive pursuant to the Over-Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”) and will cease to have any value at 5:00 p.m., New York City time, on the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise or sell Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised the Basic Subscription Privilege and the Over-Subscription Privilege, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from Georgeson, Inc., the Information Agent, at (888) 897-6149. Any questions or requests for assistance concerning the rights offering should be directed to the Information Agent.